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                                                                    Exhibit 99.1


                                                                  Mark A. Palmer
                                                                    713-853-4738


ENRON COMMENCES AUCTION PROCESS
TO MAXIMIZE VALUE OF CORE ASSETS

FOR IMMEDIATE RELEASE: Tuesday, Aug. 27, 2002

         HOUSTON - Consistent with a plan outlined in May to maximize the value of its core assets, Enron Corp. announced today that it has commenced a formal sales process for its interests in certain major assets. The company is extending invitations to visit electronic data rooms containing information on 12 of Enron's most valuable businesses to a broad universe of potential bidders with whom the company has executed confidentiality agreements.

         "This process continues our efforts to maximize value and enhance recovery for our creditors," said Stephen Cooper, Enron's interim CEO and chief restructuring officer. "Enron and its advisors, in consultation with the Unsecured Creditors' Committee and its advisors, will evaluate all offers received to determine the combination of bids that maximizes the value of all assets."

         The company has established a timetable that would result in reaching final decisions and making necessary Bankruptcy Court filings on such asset dispositions in December 2002. Consistent with that timetable, Enron and its advisors envision initial indications of interest will be due in October, with final bids due in November 2002. Enron reserves the right not to sell any of its assets if the bids received are not deemed fully reflective of the assets' value.

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                                                                    Exhibit 99.1


         The 12 assets, or interests in assets, include:

         PORTLAND GENERAL

         Portland General Electric is a fully integrated electric utility serving more than 740,000 retail customers in northwest Oregon. Contrary to local political concerns raised in the past weeks, Enron will only sell the entity in its current structure as a fully integrated electric utility.

         TRANSWESTERN

         Transwestern Pipeline Company is principally comprised of a 2,600-mile natural gas pipeline extending from west Texas to California.

         CITRUS

         Enron owns a 50 percent interest in Citrus Corp., which is the holding company for Florida Gas Transmission Company, comprised principally of a 5,000-mile natural gas pipeline system extending from south Texas to south Florida.

         NORTHERN PLAINS

         Enron's wholly-owned subsidiary Northern Plains Natural Gas Company owns a 1.65 percent general partner interest, and approximately 500,000 limited partner units, in Northern Border Partners, L.P., a limited partnership publicly traded on the NYSE. Northern Border's principal business segment is interstate natural gas pipelines, which include a 70 percent interest in Northern Border Pipeline, an approximately 1,250-mile natural gas pipeline extending from Canada to the midwestern United States, and Midwestern Gas Transmission Company.

         ELEKTRO

         Elektro Electricidade e Servicos S.A. is a local electricity distribution company in Sao Paulo state, Brazil that serves more than
         1.7 million customers.

         CUIABA

         Cuiaba is an integrated energy project comprised of a 480-megawatt natural gas-fired power plant in the State of Mato Grosso, Brazil, two natural gas pipelines that transport natural gas from eastern Bolivia through western Brazil directly to the plant, and two gas supply companies that supply natural gas to the power plant. Enron owns various controlling or co-controlling interests in the project companies.

         BOLIVIA TO BRAZIL PIPELINE/TRANSREDES

         The Bolivia to Brazil Pipeline system is comprised of Gas TransBoliviano, S.A. and Transportadora Brasileira Gasoduto Bolivia-Brazil S.A., South America's longest intercountry natural gas pipeline. Transredes owns more than 3,400 miles of liquid hydrocarbon and natural gas pipelines that gather and transport products within Bolivia.

         SITHE

         Enron owns a 40 percent equity interest in and a subordinated note from Sithe/Independence Power Partners, LP, the principal asset of which is a 1,042-megawatt cogeneration power plant located in Scriba, New York.

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                                                                    Exhibit 99.1


         ECO-ELECTRICA

         Enron owns an indirect 47.5 percent interest the Eco-Electrica Project, a 542-megawatt cogeneration power plant, a 1 million barrel liquified natural gas terminal, and a 2 million gallon per day water desalination facility located in Penuelas, Puerto Rico.

         MARINER

         Enron indirectly owns 96 percent of Mariner, a domestic exploration and production company primarily focused on the Gulf of Mexico, as well as the Permian Basin. Mariner had proved reserves of 237 billion cubic feet equivalent at year-end 2001, of which approximately 75 percent were natural gas.

         STADACONA

         Compagnie Papiers Stadacona owns a 500,000 tons per year newsprint and directory paper mill in Quebec City, Quebec. The company also owns timberland assets in the vicinity of the plant and in Maine.

         TRAKYA

         Enron owns a 50 percent interest in the Trakya Project, a 478-megawatt natural gas-fired power plant in Marmara Ereglisi, Turkey.

         Enron may expand the group of assets included in this process under the appropriate circumstances.

         Enron has retained The Blackstone Group L.P. as its lead advisor with respect to these sales and, for the Mariner asset, has retained Batchelder & Partners, Inc. as co-advisor. Interested parties may contact Michael Hoffman, Raffiq Nathoo, or Steve Zelin at The Blackstone Group L.P. at (212) 583-5000, or, in the case of the Mariner asset, Joel Reed at Batchelder & Partners, Inc. at (858) 704-3302.

         Enron has significant electricity and natural gas assets in North and South America. Enron's internet address is www.enron.com.

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